Exhibit (d)(24)

MANAGEMENT AGREEMENT

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

ON BEHALF OF

LEGG MASON BATTERYMARCH INTERNATIONAL EQUITY TRUST

This MANAGEMENT AGREEMENT (“Agreement”) made as of the 30th day of April, 2012, by and between Legg Mason Global Asset Management Trust, a Maryland statutory trust (the “Trust”), on behalf of Legg Mason Batterymarch International Equity Trust (the “Fund”), and Legg Mason Partners Fund Advisor, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) currently consisting of [sixteen] portfolios; and

WHEREAS, the Trust wishes to retain the Manager to provide investment advisory, management, and administrative services to the Fund; and

WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. The Trust hereby appoints the Manager as manager of the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Fund shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

3. (a) Subject to the supervision of the Trust’s Board of Trustees (the “Board”), the Manager shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities consistent with the Fund’s investment goals and policies. The Manager shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Trust’s Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of the Fund. The Manager will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Manager will attempt to obtain the best net price and the most favorable execution of its orders; however, the Manager may, in its discretion, purchase and sell portfolio securities through brokers who provide the Fund with research, analysis, advice and similar services, and the Manager may pay to these brokers, in return for research and analysis, a higher commission or spread than may be charged by other brokers. The Manager is authorized to combine orders on behalf of the Fund with orders on behalf of other clients of the Manager, consistent with guidelines adopted by the Board. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Board.

(b) The Fund hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention by such person associated with the Manager of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4. The Manager may enter into a contract (“Investment Advisory Agreement”) with an investment adviser in which the Manager delegates to such investment adviser any or all its duties specified in Paragraph 3 hereunder, provided that such Investment Advisory Agreement imposes on the investment adviser bound thereby all duties and conditions to which the Manager is subject hereunder, and further provided that such Investment Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

5. (a) The Manager, at its expense, shall supply the Board and officers of the Trust with all statistical information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Manager shall oversee the maintenance of all books and records with respect to the Fund’s securities transactions and the keeping of the Fund’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that any records which it maintains for the Fund are the property of the Trust, and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund’s request. The Manager further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as trustees or officers of the Fund, to serve in the capacities in which they are elected.

(b) Other than as herein specifically indicated, the Manager shall not be responsible for the Fund’s expenses. Specifically, the Manager will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Manager hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: advisory fees; distribution fees; interest, taxes, governmental fees, fees, voluntary assessments and other expenses incurred in connection with membership in investment company organisations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses in connection therewith; fees of custodians, transfer agents, registrars or other agents; legal expenses; expenses of preparing share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying shares of the Fund for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; costs of stationery; costs of stockholders’ and other meetings of the Fund; trustees’ fees; audit fees; travel expenses of officers, trustees and employees of the Trust, if any; and the Trust’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust and its officers and trustees.

6. No trustee, officer or employee of the Trust or Fund shall receive from the Trust any salary or other compensation as such trustee, officer or employee while he is at the same time a director, officer, or employee of the Manager or any affiliated company of the Manager. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Manager’s or any affiliated company’s staff.

7. As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants or sub-advisers retained by the

Manager, the Fund shall pay the Manager, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate of 0.75% of the average daily net assets of the Fund. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be based on that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board. Each such payment shall be accompanied by a report prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

8. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager; provided, that nothing in this Agreement shall protect the Manager against any liability to the Fund or its shareholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a director, officer, or employee of the Trust or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

10. As used in this Agreement, the terms “assignment,” “interested persons,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions and interpretations as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

11. This Agreement will become effective with respect to the Fund as of April 30, 2012. If not earlier terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the trustees of Board who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

12. This Agreement is terminable with respect to the Fund without penalty by the Board, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or by the Manager, on not less than sixty (60) days’ notice to the other party and will be terminated upon the mutual written consent of the Manager and the Trust. This Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Trust without the consent of the Manager.

13. In the event this Agreement is terminated by either party or upon written notice from the Manager at any time, the Trust hereby agrees that it will eliminate from its corporate name any reference to the name of “Legg Mason.” This Trust shall have the non-exclusive use of the name “Legg Mason” in whole or in part only so long as this Agreement is effective or until such notice is given.

14. The Manager agrees that for services rendered to the Fund, or indemnity due in connection with service to the Fund, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

ATTEST:		LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

By:	/s/ Richard M. Wachterman	By:	/s/ R. Jay Gerken
	Richard M. Wachterman		Name: R. Jay Gerken
	Assistant Secretary		Title: President

ATTEST:		LEGG MASON PARTNERS FUND ADVISOR, LLC

By:	/s/ Richard M. Wachterman	By:	/s/ R. Jay Gerken
Name: R. Jay Gerken
Title: President and CEO

Whereas Paragraph 7 of this Agreement contemplates “a fee, computed daily at an annual rate of 0.75% of the average daily net assets of the Fund”, the following fee Schedule was adopted at a meeting of the Trust’s Board of Trustees held on November 1-2, 2017, to amend and supersede such stated fee and to become effective as of December 1, 2017.

SCHEDULE

Fund	Effective Date	Fee
QS International Equity Fund (formerly known as “Legg Mason Batterymarch International Equity Trust”)	December 1, 2017

0.75% up to $1 billion of average daily net assets;

0.70% of average daily net assets between $1 billion and $2 billion;

0.65% of average daily net assets between $2 billion and $5 billion;

0.60% of average daily net assets between $5 billion and $10 billion;

0.55% of average daily net assets exceeding $10 billion